Exhibit 99.15

FOR IMMEDIATE RELEASE

Johnson & Johnson Reports Fourth-Quarter and Full-Year  2006
Results

2006  Fourth-Quarter EPS Rose 5.7% on Sales Increase of 8.5%
2006  Full-Year  EPS Rose 11.3% on Sales  Increase  of  5.6%
Excluding Special Items, 2006 Fourth-Quarter EPS Rose  15.7%
and Full-Year EPS Rose 10.9%*

NEW BRUNSWICK, N.J., Jan 23, 2007 /PRNewswire-FirstCall via COMTEX News Network/ -- Johnson & Johnson today announced record sales of $13.7 billion for the fourth quarter of 2006, an increase of 8.5% as compared to the fourth quarter of 2005. Operational growth was 6.2% with a positive currency impact of 2.3%. Domestic sales were up 6.4%, while international sales increased 11.2%, reflecting operational growth of 6.0% and a positive currency impact of 5.2%. Worldwide sales for the year 2006 were $53.3 billion, an increase of 5.6% over 2005, increasing operationally by 5.3% with currency contributing .3%.

Net earnings and diluted earnings per share for the fourth quarter of 2006 were $2.2 billion and $.74 respectively. Net earnings for the fourth quarter of 2006 included an after-tax charge for in-process research and development of $217 million associated with the acquisition of Pfizer Consumer Healthcare. Excluding this charge, 2006 fourth-quarter net earnings were $2.4 billion and earnings per share were $.81, representing increases of 13.5% and 15.7%, respectively, as compared with the same period in 2005.*

Net earnings and diluted earnings per share for the year, as reported, were $11.1 billion and $3.73, increases of 9.9% and 11.3%, respectively, as compared with 2005. Full-year 2006 net earnings included after-tax charges for in-process research and development of $448 million and an after-tax gain of $368 million associated with the termination of the Guidant acquisition agreement. Full-year 2005 net earnings included after-tax charges for in- process research and development of $359 million and a gain of $225 million for a tax adjustment associated with a technical correction made to the American Jobs Creation Act. Excluding these items, net earnings for the year were $11.1 billion and earnings per share were $3.76, representing increases of 9.2% and 10.9%, respectively, as compared with the same period in 2005.*

"Johnson & Johnson had a solid year in 2006, delivering double-digit growth in earnings per share while continuing to invest in building our businesses for the future," said William C. Weldon, Chairman and Chief Executive Officer. "We're very excited about the completion of the Pfizer Consumer Healthcare acquisition, which not only brings to Johnson & Johnson some of the world's premier consumer brands, but also builds upon our broad base in human health care."

Worldwide, the Medical Devices and Diagnostics segment achieved annual sales of $20.3 billion in 2006, representing an increase over the prior year of 6.2% with operational growth of 6.4% and a negative currency impact of .2%. Domestic sales increased 6.5%, while international sales increased 5.9% (6.2% from operations less .3% from negative currency).

Primary contributors to the operational growth included Ethicon Endo- Surgery's minimally invasive products; DePuy's orthopaedic joint reconstruction, sports medicine and trauma businesses; Vistakon's disposable contact lenses, and LifeScan's blood glucose monitoring and insulin delivery products.

During the quarter, the Company announced that it had entered into a definitive agreement to acquire Conor Medsystems, Inc., a cardiovascular device company with a unique controlled drug delivery technology. The Company also received approval from the U.S. Food and Drug Administration
(FDA) for the first blood-screening test for Chagas' disease, a tropical, parasitic disease.

Worldwide Pharmaceutical sales of $23.3 billion for the full-year 2006 represented an increase of 4.2% versus the prior year with operational growth of 3.9% and a positive impact from currency of .3%. Domestic sales increased 4.2%, while
international   sales  also  increased   4.2%   (3.4%   from
operations and .8% from currency).

Sales growth reflects the strong performance of RISPERDAL, an antipsychotic medication; REMICADE, a biologic approved for the treatment of a number of Immune Mediated Inflammatory Diseases; TOPAMAX, an antiepileptic and a treatment for the prevention of migraine headaches; VELCADE, a treatment for multiple myeloma, and CONCERTA, a treatment for attention deficit hyperactivity disorder.

During the quarter, the Company received approval from the FDA for INVEGA (paliperidone) Extended-Release Tablets, a new atypical antipsychotic for the treatment of schizophrenia. The Company also submitted a new drug application to the FDA for doripenem, an antibiotic for the treatment of complicated intra-abdominal and complicated urinary tract infections. In addition, the Company submitted a supplemental new drug application for DOXIL (doxorubicin HCl liposome injection) as combination therapy with VELCADE (bortezomib) to treat patients with multiple myeloma who have received at least one prior therapy.

Worldwide  Consumer segment annual sales in 2006  were  $9.8 billion, an increase of 7.5% over the prior year with operational growth of 6.4% and a positive impact from currency of 1.1%. Domestic sales increased 3.8%, while international sales increased 10.9% (8.7% from operations and 2.2% from currency).

Sales results reflect growth in the skin care lines of AVEENO, JOHNSON's adult skin products, CLEAN & CLEAR, as well as sun care and products from the acquisition of Group Vendome. Strong growth in Baby & Child Care products also contributed to the results.

Late in the quarter, the Company announced the completion of the acquisition of Pfizer Consumer Healthcare, creating the world's premier consumer health care company.

Johnson & Johnson is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 200 Johnson & Johnson operating companies employ approximately 122,000 men and women and sell products throughout the world.

     * Net earnings and diluted earnings per share excluding in-process research and development charges, the gain
       associated  with   the   termination  of the  Guidant
       acquisition agreement, and a tax adjustment associated with a technical correction made to the American Jobs Creation Act are non-GAAP financial measures and should not be considered replacements for GAAP results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

                              NOTE TO INVESTORS

Johnson & Johnson will conduct a meeting with financial analysts to discuss this news release today at 8:30 a.m., Eastern Standard Time. A simultaneous webcast of the meeting for interested investors and others may be accessed by visiting the Johnson & Johnson website at www.jnj.com. A webcast and podcast replay will be available approximately two hours after the live webcast by visiting www.jnj.com and clicking on "Webcasts/Presentations" in the Investor Relations section.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2006. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov or on request from the Company. The Company does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

For more information on Johnson & Johnson, please visit the Company's website at http://www.jnj.com.